As filed with the Securities and Exchange Commission on November 7, 2011

Registration No. 333-158069

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

General Electric Company

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation or Organization)

14-0689340

(I.R.S. Employer Identification No.)

3135 Easton Turnpike

Fairfield, Connecticut 06828

(Address of Principal Executive Offices)

Certain Existing and Future GE or Affiliate Benefit and Compensation Plans

(Full Title of the Plan)

Christoph A. Pereira

Senior Corporate, Securities and Finance Counsel

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

(Name and Address of Agent for Service)

(203) 373-2663

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

INTRODUCTION

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File no. 333-158069) filed on March 17, 2009 (the “Original Registration Statement”), is filed by General Electric Company, a New York corporation (the “Company” or the “Registrant” or “we”), relating to 10,000,000 shares of the Company’s common stock, par value $0.06 per share (the “Common Stock”), to be offered and sold under certain existing and future benefit and compensation plans of the Company and its affiliates that have co-filed this Form S-8 or that are added to this registration statement through post-effective amendments thereto (the “Plans”). As of the effective date of the Original Registration Statement, the Plans consist of the Advanced Services, Inc. Employee Savings and Retirement Plan, the ITI 401(k) Plan (the “ITI Plan”), the Computer Dynamics, Inc. 401(k) and Profit Sharing Plan (formerly, Total Control Products, Inc. 401(k) Plan) (the “Computer Dynamics Plan”), the Elano Profit Sharing Plan (previously referred to as the Unison Industries Profit Sharing Plan) (the “Elano Plan”), the Middle River Aircraft Systems Hourly Savings Plan, the Middle River Aircraft Systems Salaried Savings Plan and the Roper Employee Voluntary Stock Ownership Plan (the “Roper Plan”).

This Post-Effective Amendment No. 1 (the “Amendment”) is being filed for the purpose of re-allocating 3,300,000 shares of Common Stock from the Roper Plan to the Elano Plan, 100,000 shares of Common Stock from the Roper Plan to the Computer Dynamics Plan, 100,000 shares of Common Stock from the Roper Plan to the ITI Plan, and is filed by each of the Plans with respect to an indeterminate amount of interests in such Plan. As amended hereby, this Amendment includes the following amounts of shares of Common Stock with respect to the Plans:

Plan Name	Shares Allocated
Advanced Services, Inc. Employee Savings and Retirement Plan	80,000
ITI 401(k) Plan	220,000
Computer Dynamics, Inc. 401(k) and Profit Sharing Plan (formerly, Total Control Products, Inc. 401(k) Plan)	180,000
Elano Profit Sharing Plan (previously referred to as the Unison Industries Profit Sharing Plan)	4,800,000
Middle River Aircraft Systems Hourly Savings Plan	1,000,000
Middle River Aircraft Systems Salaried Savings Plan	850,000
Roper Employee Voluntary Stock Ownership Plan	1,500,000
Unallocated	1,370,000
Total Registered	10,000,000

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents, previously filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

(1)	The Annual Report on Form 10-K for the year ended December 31, 2010 that we filed with the SEC on February 25, 2011;

(2)	The Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 that we filed with the SEC on May 6, 2011, July 29, 2011 and November 7, 2011, respectively;

(3)	The Current Reports on Form 8-K that we filed with the SEC on January 31, 2011, February 14, 2011, May 2, 2011 and September 13, 2011;

(4)	The description of the Company’s Common Stock in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act including any amendment or report updating such description; and

(5)	The most recent Annual Report on Form 11-K filed by each of the Plans with respect to such Plan’s fiscal year.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all documents filed by a Plan pursuant to Section 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold or, with respect to a Plan, that terminates the offering with respect to such Plan, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company or the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the SEC of the Company’s Annual Report on Form 10-K or the Plans’ Annual Reports on Form 11-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company’s Exchange Act file number with the SEC is 001-00035.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 721 of the New York Business Corporation Law – hereinafter referred to as the “NYBCL” – provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Section 6 of the General Electric Company’s (the “Company”) Restated Certificate of Incorporation, as amended, provides in part as follows:

A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

Article XI of the Company’s By-laws, as amended, provides, in part, as follows:

A.	The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, inquiry, investigation, hearing or other proceeding (including any appeal therein), whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or, while a director or officer of the Company, is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against (i) judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and (ii) costs, charges and expenses, including attorney’s fees, incurred in connection with such proceeding, provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer and from which there is no further right to appeal establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Notwithstanding the foregoing, except as provided in Paragraph E with respect to a suit to enforce rights to indemnification or advancement of expenses under this Article XI, the Company shall be required to indemnify a director or officer under this Paragraph A in connection with any suit (or part thereof) initiated by such person only if such suit (or part thereof) was authorized by the Board of Directors.

B.	In addition to the right to indemnification conferred by Paragraph A, a director or officer of the Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, also have the right to be paid by the Company the expenses incurred in defending any proceeding in advance of the final disposition of such proceeding upon delivery to the Company of an undertaking by or on behalf of such person to repay any amounts so advanced if (i) such person is ultimately found, under the procedure set forth in Paragraph C or by a court of competent jurisdiction, not to be entitled to indemnification under this Article XI or otherwise, or (ii) where indemnification is granted, to the extent the expenses so advanced by the Company exceed the indemnification to which such person is entitled.

C.	To receive indemnification under Paragraph A, a director or officer of the Company shall submit to the Company a written request, which shall include documentation or information that is necessary to determine the entitlement of such person to indemnification and that is reasonably available to such person. Upon receipt by the Company of a written request for indemnification, if required by the New York Business Corporation Law, a determination with respect to the request shall be made (i) by the Board of Directors, acting by a quorum consisting of directors who are not parties to the proceeding upon a finding that the director or officer has met the applicable standard of conduct set forth in the New York Business Corporation Law, or (ii) if a quorum of such disinterested directors is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the New York Business Corporation Law or by the shareholders upon a finding that such person has met such standard of conduct. The determination of entitlement to indemnification shall be made, and such indemnification shall be paid in full, within 90 days after a written request for indemnification has been received by the Company. Upon making a request for indemnification, a director or officer shall be presumed to be entitled to indemnification and the burden of establishing that a director or officer is not entitled to indemnification under this Article XI or otherwise shall be on the Company.

D.	To receive an advancement of expenses under Paragraph B, a director or officer shall submit to the Company a written request, which shall reasonably evidence the expenses incurred by such person and shall include the undertaking required by Paragraph B. Expenses shall be paid in full within 30 days after a written request for advancement has been received by the Company.

E.	If a claim for indemnification or advancement of expenses is not paid in full by the Company or on its behalf within the time frames specified in Paragraph C or D, as applicable, a director or officer of the Company may at any time thereafter bring suit against the Company in a court of competent jurisdiction to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, such person shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by a director or officer of the Company to enforce a right to indemnification or advancement of expenses under this Article XI, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that such person is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Company.

F.	The rights conferred by this Article XI shall be contract rights and shall vest at the time a person agrees to become a director or officer of the Company. Such rights shall continue as to a person who has ceased to be a director or officer of the Company and shall extend to the heirs and legal representatives of such person. Any repeal or modification of the provisions of this Article XI shall not adversely affect any right or protection hereunder of any director or officer in respect of any act or omission occurring prior to the time of such repeal or modification.

The Company has purchased certain liability insurance for its officers and directors as permitted by Section 726 of the NYBCL.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

3.1	The Certificate of Incorporation, as amended, of General Electric Company (Incorporated by reference to Exhibit 3(a) of General Electric’s Quarterly Report on Form 10-Q dated November 7, 2011 (SEC file number 001-00035))

3.2	The By-Laws, as amended, of General Electric Company (Incorporated by reference to Exhibit 3(ii) of General Electric’s Current Report on Form 8-K dated February 14, 2011 (SEC file number 001-00035))

5.1	Internal Revenue Service determination letter dated December 20, 2010 relating to the Advanced Services, Inc. Employee Savings and Retirement Plan*

5.2	Internal Revenue Service opinion letter dated March 31, 2008 relating to the prototype plan utilized by the ITI 401(k) Plan*

5.3	Internal Revenue Service opinion dated March 31, 2008 relating to the prototype plan utilized by the Computer Dynamics, Inc. 401(k) and Profit Sharing Plan (formerly, Total Control Products, Inc. 401(k) Plan)*

5.4	Internal Revenue Service determination letter dated March 4, 2003 relating to the Elano Profit Sharing Plan (Incorporated by reference to Exhibit 5.4 of General Electric’s Registration Statement on Form S-8 dated November 21, 2008 (SEC file number 333-155587))

5.5	Internal Revenue Service determination letter dated April 28, 2003 relating to the Middle River Aircraft Systems Hourly Savings Plan (Incorporated by reference to Exhibit 5.5 of General Electric’s Registration Statement on Form S-8 dated November 21, 2008 (SEC file number 333-155587))

5.6	Internal Revenue Service determination letter dated April 28, 2003 relating to the Middle River Aircraft Systems Salaried Savings Plan (Incorporated by reference to Exhibit 5.6 of General Electric’s Registration Statement on Form S-8 dated November 21, 2008 (SEC file number 333-155587))

5.7	Internal Revenue Service determination letter dated August 6, 2002 relating to the Roper Employee Voluntary Stock Ownership Plan (Incorporated by reference to Exhibit 5.7 of General Electric’s Registration Statement on Form S-8 dated November 21, 2008 (SEC file number 333-155587))

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm relating to the General Electric Company Form 10-K*

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm relating to the Advance Services, Inc. Form 11-K*

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm relating to the ITI 401(k) Plan Form 11-K*

23.4	Consent of KPMG LLP, Independent Registered Public Accounting Firm relating to the Computer Dynamics, Inc. 401(k) and Profit Sharing Plan Form 11-K*

23.5	Consent of KPMG LLP, Independent Registered Public Accounting Firm relating to the Elano Profit Sharing Plan Form 11-K*

23.6	Consent of KPMG LLP, Independent Registered Public Accounting Firm relating to the Middle River Aircraft Systems Hourly Savings Plan Form 11-K*

23.7	Consent of KPMG LLP, Independent Registered Public Accounting Firm relating to the Middle River Aircraft Systems Salaried Savings Plan Form 11-K*

23.8	Consent of KPMG LLP, Independent Registered Public Accounting Firm relating to the Roper Employee Voluntary Stock Ownership Plan Form 11-K*

24.1	Power of Attorney (Incorporated by reference to Exhibit 24.1 of General Electric’s Registration Statement on Form S-8 dated March 17, 2009 (SEC file number 333-158069))

24.2(a)	Power of Attorney of Plan Fiduciary relating to the Middle River Aircraft Systems Hourly Savings Plan and the Middle River Aircraft Systems Salaried Savings Plan (Incorporated by reference to Exhibit 24.2(A) of General Electric’s Registration Statement on Form S-8 dated March 17, 2009 (SEC file number 333-158069))

24.2(b)	Power of Attorney of Plan Fiduciary relating to the Elano Profit Sharing Plan (formerly referred to as the Unison Industries Profit Sharing Plan) (Incorporated by reference to Exhibit 24.2(B) of General Electric’s Registration Statement on Form S-8 dated March 17, 2009 (SEC file number 333-158069))

24.2(c)	Power of Attorney of Plan Fiduciary relating to the Advanced Services, Inc. Employee Savings and Retirement Plan (Incorporated by reference to Exhibit 24.2(C) of General Electric’s Registration Statement on Form S-8 dated March 17, 2009 (SEC file number 333-158069))

24.2(d)	Power of Attorney of Plan Fiduciary relating to the Roper Employee Voluntary Stock Ownership Plan (Incorporated by reference to Exhibit 24.2(D) of General Electric’s Registration Statement on Form S-8 dated March 17, 2009 (SEC file number 333 158069))

24.2(e)	Power of Attorney of Plan Fiduciary relating to the Computer Dynamics, Inc. 401(k) and Profit Sharing Plan (formerly, Total Control Products, Inc. 401(k) Plan) (Incorporated by reference to Exhibit 24.2(E) of General Electric’s Registration Statement on Form S-8 dated March 17, 2009 (SEC file number 333-158069))

24.2(f)	Power of Attorney of Plan Fiduciary relating to the ITI 401(k) Plan (Incorporated by reference to Exhibit 24.2(F) of General Electric’s Registration Statement on Form S-8 dated March 17, 2009 (SEC file number 333-158069))

*	Filed herewith

Item 9.	Undertakings

1. The undersigned Company and the Plans hereby undertake:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Company and the Plans hereby further undertake that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company and the Plans have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company and the Plans will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Company. Pursuant to the requirements of the Securities Act of 1933, as amended, General Electric Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on this 7th day of November, 2011.

GENERAL ELECTRIC COMPANY

By:	/s/ Brackett B. Denniston
Brackett B. Denniston
Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

*Jeffrey R. Immelt	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 7, 2011

*Keith S. Sherin	Vice Chairman and Chief Financial Officer (Principal Financial Officer)	November 7, 2011

*Jamie S. Miller	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 7, 2011

*James I. Cash, Jr.	Director	November 7, 2011

*Ann M. Fudge	Director	November 7, 2011

*Susan Hockfield	Director	November 7, 2011

*Andrea Jung	Director	November 7, 2011

*Alan G. Lafley	Director	November 7, 2011

*Robert W. Lane	Director	November 7, 2011

*Ralph S. Larsen	Director	November 7, 2011

*Rochelle B. Lazarus	Director	November 7, 2011

*James J. Mulva	Director	November 7, 2011

*Sam Nunn	Director	November 7, 2011

*Roger S. Penske	Director	November 7, 2011

*Robert J. Swieringa	Director	November 7, 2011

*Douglas A. Warner III	Director	November 7, 2011

A Majority of the Board of Directors.

* By:	/s/ Brackett B. Denniston
Brackett B. Denniston
Attorney-in-Fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plans) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on this 7th day of November, 2011.

Advanced Services, Inc. Employee Savings and Retirement Plan*
ITI 401(k) Plan*
Computer Dynamics, Inc. 401(k) and Profit Sharing Plan (formerly, Total Control Products, Inc. 401(k) Plan)*
Elano Profit Sharing Plan*
Middle River Aircraft Systems Hourly Savings Plan* Middle River Aircraft Systems Salaried Savings Plan*
Roper Employee Voluntary Stock Ownership Plan*

* By:	/s/ Brackett B. Denniston
Brackett B. Denniston
Attorney-in-Fact